EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Fourth Quarter and Year End 2012 Financial Results

SPOKANE, Wash., March 1, 2013 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCBB:NBCT) President and CEO Randall L. Fewel, today announced fourth quarter net income for the Company of $351 thousand, compared to a net loss of $607 thousand for the fourth quarter of 2011. He also reported net income of $1.4 million for the year ended December 31, 2012, compared to a net loss of $746 thousand for the year ended December 31, 2011.

Fourth Quarter and Year-End Results

After accrual of dividends on preferred stock and related accretion adjustments totaling $169 thousand, earnings attributable to the Company's common shareholders for the fourth quarter in 2012 were $182 thousand, which equates to $0.06 per fully diluted share, compared to a loss of $777 thousand or ($0.25) per fully diluted share for the fourth quarter of 2011.

For the full-year 2012, after accrual of dividends on preferred stock and related accretion adjustments totaling $677 thousand, earnings attributable to the Company's common shareholders for the year were $687 thousand, or $0.22 per fully diluted share, compared to a net loss of $1.4 million, or ($0.46) per fully diluted share in 2011.

The Company is the parent company of Inland Northwest Bank (the "Bank" or "INB"). The Bank reported net income for the fourth quarter of 2012 of $511 thousand, compared to a loss of $487 thousand for the fourth quarter of 2011. For the year, the Bank reported net income of $1.8 million, compared to a net loss of $421 thousand for 2011.

"We are extremely pleased to see the Bank and the Company return to profitability in 2012," Fewel stated. "All four quarters were profitable for us last year," Fewel stated, "and the positive swing in profitability of $2.2 million, year over year, at the Bank is especially gratifying."

Total Revenue

Total revenue, defined as net interest income plus non-interest income, was $19.8 million in 2012, compared to $19.3 million in 2011. This represents a $466 thousand, or 2.4%, increase in total revenue. "I'm proud of the fact that we were able to grow revenue again in 2012," Fewel said. "This is our eighth consecutive year of increasing revenues, and that is not easy to do in such a low interest rate environment," Fewel added.

Loan Losses and Provisions

The Bank had net charge-offs of $446 thousand in the fourth quarter of 2012 and nothing expensed into the loan loss reserve during the quarter. This compares to $1.7 million charged off and $2.0 million expensed into the reserve in the fourth quarter of 2011.

For the year, the Bank had net charge-offs of $3.2 million and expensed $1.6 million into the reserve. In 2011, the Bank charged off $7.0 million and added $6.9 million to the loan loss reserve.

"Loan losses peaked in 2011 and trended down in 2012," Fewel commented. "We expect this trend to continue in 2013 because we made excellent progress last year in improving credit quality."

The Bank's loan loss reserve (the "ALLL") ended 2012 at $5.3 million, which is 1.94% of gross loans outstanding as of December 31, 2012. This compares to the ALLL balance of $6.8 million at the end of 2011, which was 2.56% of gross loans outstanding at that time.

Net Interest Margin

Net Interest Income (interest income minus interest expense) decreased from $15.2 million in 2011 to $14.2 million in 2012, a decline of $1.0 million or 6.9%. The net interest margin (the "NIM") as a percent of average earning assets dropped by 0.29% in 2012, going from 4.29% in 2011, to 4.00% in 2012.

"We are pleased that our margin did not compress more in 2012," Fewel said. "We have a number of term loans on our books that re-price every five years, and when they do, in this environment they are re-pricing at significantly lower rates than the original rate. We are likely to see more margin compression in 2013," Fewel added.

Non-interest Income

Non-interest income as a percent of average assets improved in 2012, from 1.03% in 2011, to 1.42%. In dollars, non-interest income increased from $4.1 million in 2011 to $5.6 million in 2012, an increase of $1.5 million or 37.3%. A big portion of the increase was due to increased volume in residential mortgage originations. Non-interest income from residential mortgage originations increased from $897 thousand in 2011 to $1.6 million in 2012. Most of the rest of the increase was due to the fact the Bank repossessed a motel in November 2011 and was not able to sell it until January 2013. Revenue from the motel is reported as non-interest income, and expense related to the motel is reported as non-interest expense. Revenue for the motel was $801 thousand in 2012, compared to just $73 thousand in 2011.

Non-interest Expense

The Bank's non-interest expense increased to 4.20% of average assets in 2012, up from 3.57% in 2011.  In dollars, non-interest expense was $16.4 million in 2012, compared to $14.0 million in 2011. This represents an increase of $2.5 million, or 17.7%. The biggest increase in this category was in losses on foreclosed real estate, which were $1.2 million in 2012, compared to $355 thousand in 2011. Another major cause of the increase was the $822 thousand in expenses related to operating the foreclosed motel in 2012. Expenses related to the motel in 2011 were $111 thousand.

"With the sale of the motel at the end of January, coupled with an expected reduction this year in losses on sale of foreclosed real estate, we are projecting non-interest expense to drop by over $1 million in 2013," Fewel said. "Our non-interest expense is too high and we need to reduce it to help offset the expected continued compression of our net interest margin," he added.

Non-performing Assets

The Bank's non-performing assets ("NPAs"), or loans that are no longer accruing interest, together with foreclosed real estate, were $12.5 million as of December 31, 2012. This is a decrease of $1.7 million, or 11.7%, from $14.1 million at the end of 2011.

As a percent of total assets, NPAs were 3.1% at year-end 2012, compared to 3.7% at year-end 2011.

At December 31, 2012, the Bank had twelve nonaccrual loans, totaling $8.0 million, compared to eighteen nonaccrual loans, totaling $9.7 million, at December 31, 2011, representing a decrease of $1.7 million or 16.8%.

Foreclosed real estate totaled $4.4 million at December 31, 2012, representing a decrease of $29 thousand from the amount reported at December 31, 2011. The three foreclosed real estate properties with the largest balances include a motel, commercial real estate, and undeveloped land located in Kootenai and Shoshone Counties of Idaho, with an aggregate total balance of $3.2 million.   The motel was sold in January 2013, reducing the balance of foreclosed real estate by $1.5 million.

Restructured Loans

Restructured loans are those for which, due to a borrower's financial difficulties, the Bank grants a concession in loan terms or conditions that it would not otherwise consider or that would not otherwise be available to the borrower. INB's restructured loans decreased from $15.9 million at the end of 2011, to $8.6 million at the end of 2012. One restructured loan, with a total balance of $1.7 million, is in the process of foreclosure, and another loan with a total balance of $1.5 million, is being administered by a receiver with a plan for liquidation.

Core Deposits

Core deposits grew by $20.1 million, or 8.6%, in 2012. Core deposits were $253.8 million at year end 2012, up from $233.7 million at the end of the previous year. "We are quite proud of the fact that this marks the sixth straight year of excellent growth in core deposits for INB," Fewel said. Core deposits are defined as all deposits except certificates of deposit (CDs) or time deposits, and they are considered to be more stable and typically carry a lower cost of funds than time deposits.

Total deposits for INB only grew by $970 thousand in 2012, from $332.1 million at the end of 2011 to $333.1 million (0.3% growth). This was because time deposits declined $19.1 million in 2012 (19.4%) from $98.4 million at the end of 2011, to $79.3 million. "We intentionally allowed many CDs to run off as they matured," Fewel said, "because of their relatively high cost and the fact the Bank has substantial liquidity right now."

Assets and Loans

Total assets at December 31, 2012 were $398.9 million, an increase of $13.2 million, or 3.4%, compared to total assets of $385.7 million at December 31, 2011.

At December 31, 2012, the Bank reported $271.7 million in gross loans, an increase of $5.9 million, or 2.2%, compared to December 31, 2011. "A growth rate of 2.2% may not sound like much," Fewel said, "but in this nascent economy and with all the competition there is in the Inland Northwest, we're pleased with the growth. Our commercial and consumer lenders originated $90 million in loans in 2012, compared to $75 million in 2011.  The lenders are working very hard and are eager to make business and consumer loans to qualified borrowers."

Residential Mortgages

Residential mortgage volume of $88.1 million was up $27.3 million, or 44.9%, for the Bank in 2012, compared to $60.8 million in 2011. "We are very encouraged by the strong increase in mortgage activity in 2012, particularly in light of the fact about 57% of the volume was in home purchases and only 43% was in refinancing," Fewel said.

Investments

The Bank's investment portfolio ended the year at $73.6 million, up $7.3 million from $66.3 million at the end of 2011. The Bank's unrealized gain in the investment portfolio increased significantly again in 2012. At the end of 2011, the Bank had an unrealized gain in the portfolio of $1.8 million, and at the end of 2012, the unrealized gain had grown to $2.8 million despite the fact the Bank took $380 thousand in gains during 2012.

Liquidity

The Company's liquidity remains strong. Cash, interest bearing deposits in other banks, time deposits held for investment, and securities available for sale equaled $96.7 million at year-end 2012 and constituted 24.2% of total assets. At year-end 2011, these liquid assets equaled $93.5 million, or 24.2%, of total assets.

"We continue to carry more liquidity than we would like," Fewel said. "We would prefer to deploy some of that liquidity into loans to qualified community businesses. When loan demand begins to pick up, INB is well positioned to provide capital to credit-worthy businesses to help them grow and add jobs."

Capital Position

Holly Poquette, the Chief Financial Officer for the Company and the Bank, reported that, "All of the Bank's capital ratios at year-end were well above the regulatory levels required to be considered well-capitalized." The Bank's Leverage Capital was 10.5% at year-end, up from 10.2% at the previous year-end. The regulatory requirement for this ratio to be considered well-capitalized is 5.0%.

The Bank's Tier 1 Risk Based Capital Ratio was 12.4% at the end of 2012, compared to 12.2% at the end of 2011.  The regulatory requirement for this ratio to be considered well-capitalized is also 6.0%.

The Bank's Total Risk Based Capital Ratio was 13.7% at the end of 2012, versus 13.4% at the end of the previous year. The regulatory requirement for this ratio to be considered well-capitalized is 10.0%.

Company Stock

The Company's stock is traded on the over-the-counter electronic bulletin board under the symbol NBCT.  The price as of December 31, 2012 was $5.50 per share, up 50 cents, or 10.0%, from the price of $5.00 per share at the end of 2011.

Tangible book value of the Company's common stock at December 31, 2012 was $8.74 per share, compared to $8.30 as of December 31, 2011.

Forward-Looking Statements

This report contains forward-looking statements, which are not historical facts and pertain to the Company's future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words "expects," "'anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. These risks and other factors are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Item 1A. Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as updated periodically in the Company's filings with the Securities and Exchange Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Northwest Bancorporation, Inc.
         Randall L. Fewel, President and CEO
         (509) 462-3600
         OR
         Holly Poquette
         Chief Financial Officer
         (509) 456-8888